Exhibit 99.1

FOR IMMEDIATE RELEASE:
Company Contact:
Richard E. Dunning
President & CEO
Fremont Michigan InsuraCorp, Inc.
(231) 924-0300

FREMONT MUTUAL INSURANCE COMPANY SUCCESSFULLY
CONVERTS TO A STOCK COMPANY

Fremont, Michigan, October 18, 2004 - Fremont Mutual Insurance Company announced today the successful completion of its conversion to a stock insurance company. As a stock insurer, its new corporate name is Fremont Insurance Company.

As part of its conversion, Fremont Michigan InsuraCorp, Inc. sold 862,118 shares of common stock at $10.00 per share and raised approximately $7.4 million in net proceeds.  Brokers are expected to publish bid and asked quotations in the Pink Sheets centralized quotation service.

Fremont Michigan InsuraCorp, Inc. is a holding company formed to acquire all of the common stock of Fremont Insurance Company. Headquartered in Fremont, Michigan, Fremont Insurance Company is a property and casualty insurer writing personal and commercial lines insurance on risks exclusively located in Michigan through 170 independent agencies. Its products include homeowners, automobile, mobile home, dwelling, farm, commercial, workers compensation and marine.

Centennial Securities Company, Inc. served as advisor to the Company and managing sales agent in the best efforts community offering.